Exhibit 10.3

June 9, 2013

Exide Technologies
Building 200
13000 Deerfield Parkway
Milton, GA 30004

Dear Mr. Reilly:

This letter confirms and sets forth the terms and conditions of the engagement between Alvarez & Marsal North America, LLC (“A&M”) and Exide Technologies, and its assigns and successors (the “Company”), including the scope of the services to be performed and the basis of compensation for those services. Upon execution of this letter by each of the parties below (a) this letter will constitute an agreement between the Company and A&M (the “Agreement”) and (b) that certain engagement letter agreement, dated April 26, 2013 (the “Consulting Agreement”) is hereby terminated, provided that, for the avoidance of doubt, pursuant to section 5(d) of the Consulting Agreement, the provisions of the Consulting Agreement that give the parties rights or obligations beyond its termination (including but not limited to indemnification, payment of outstanding fees and expenses, confidentiality, non-solicitation and limitations on liabilities) shall survive.

1.	Description of Services.

(a)	Officers. In connection with this engagement, A&M shall make available to the Company:

(i)	Robert M. Caruso to serve as the Chief Restructuring Officer (the “CRO”); and

(ii)	A&M will provide additional employees of A&M and/or its affiliates and wholly-owned subsidiaries (“Additional Personnel”) as may be required from time to time (collectively, with the CRO, the “Engagement Personnel”), to assist the CRO in the execution of the duties set forth more fully herein. To the extent that the CRO proposes that any Additional Personnel be appointed as an officer of the Company, the board of directors of the Company (the “Board”) or the Restructuring Committee of the Board (the “Committee”) shall consider such request and, if it is deemed to be in the best interest of the Company, make or cause to be made such appointment.

(b)	Duties.

(i)	The CRO shall have those powers and duties as prescribed herein and as normally associated with the position of chief restructuring officer of entities comparable to the Company and such other powers and duties as may be prescribed by the Board.

(ii)	The CRO shall lead and direct Additional Personnel, if any, together and in cooperation with the Chief Executive Officer (the “CEO”), the Chief Financial Officer (the “CFO”) and other applicable officers of the Company, in performing a financial review of the Company, including but not limited to a review and assessment of financial information, short and long-term projected cash flows and operating performance (collectively, the “Financial Review”), which Financial Review shall be presented to the Board and the Committee; it being understood that such Financial Review, once reviewed by the Board and Committee and accepted as a Company work product, shall be provided by the Company to its creditors and other parties as directed by the Board or the Committee;

(iii)	The CRO shall, with the assistance of Additional Personnel, if necessary, together and in cooperation with the CEO, the CFO and other applicable officers of the Company, identify and, if applicable, implement, of cost reduction and operations improvement opportunities;

(iv)	The CRO shall lead and direct, with the assistance of Additional Personnel, the CEO, the CFO, other officers of the Company, and the Company’s investment bankers and other engaged professionals, the development of restructuring plans or strategic alternatives intended to maximize the enterprise value of the Company. The CRO, with the assistance of the CEO, the CFO, other officers of the Company, the Company’s investment bankers and other engaged professionals, shall present his findings and recommendations regarding the appropriate restructuring path to the Board and the Committee;

(v)	The CRO shall serve as the Company’s principal contact with the Company’s stakeholders with respect to the Company’s financial and operational matters; and shall act as contact for any debtor in possession facility, pre-petition lenders, and any official statutory or ad hoc committee that may be appointed in a chapter 11 case;

(vi)	The CRO shall, with the assistance of Additional Personnel, if necessary, together and in cooperation with the CEO, the CFO and other applicable officers of the Company and the Company’s investment bankers and other engaged professionals and counsel, develop and prepare a chapter 11 plan of reorganization;

(vii)	The CRO shall, with the assistance of Additional Personnel, if necessary, together and in cooperation with the CEO, the CFO and other applicable officers of the Company, prepare schedules and statements of financial affairs and assist in the claims management process;

(viii)	The CRO shall, with the assistance of Additional Personnel, if any, together and in cooperation with the CEO, the CFO and other applicable officers of the Company, develop and implement cash management strategies, tactics and processes and shall work with the Company’s treasury department and other professionals and coordinate the activities of the representatives of other constituencies in the cash management process; and

(ix)	The CRO and the Additional Personnel shall perform such other services as may be reasonably requested or directed by the Board, the Committee and/or other authorized Company personnel; provided, however, that such services are not duplicative of work others are performing for the Company.

(c)	The CRO shall report directly to the Board and shall attend meetings of the Board and the Committee, as requested from time to time. Further, the CRO shall provide the Board or, at its request, the Committee, with regular updates regarding the Company’s restructuring process. The Additional Personnel shall be supervised and report to the CRO and, at the request of the Board and/or the Committee, will make recommendations to and consult with the Board and/or the Committee.

(d)	The Engagement Personnel shall not be employees of the Company, but will continue to be employed by A&M. While rendering services to the Company, the CRO will not do anything to interfere with his duties to the Company, shall devote substantially all of his working time, attention and energies to the Company and shall not accept any new engagements without the prior written consent of the Board; provided, however, that notwithstanding the foregoing, the CRO may fulfill his management and administrative obligations for A&M and existing board of director duties. The Additional Personnel may continue to work with other personnel at A&M in connection with unrelated matters that will not unduly interfere with the services rendered by the Engagement Personnel pursuant to this Agreement. With respect to the Company, however, the Engagement Personnel shall operate under the direction of the Board or the Committee and A&M shall have no liability to the Company for the acts or omissions of the Engagement Personnel related to the performance or non-performance of services at the direction of the Board or the Committee and consistent with the requirements of the Engagement and this Agreement. In addition, and notwithstanding the non-employee status of the Engagement Personnel, consistent with the Company’s pre-petition practice, the CRO and any Additional Personnel who are designated as “officers” shall provide written acknowledgement of their agreement to comply with the Company’s Code of Ethics and Business Conduct Policy (the “Code of Ethics”); provided, however, that it is understood that the Engagement Personnel’s roles as employees and/or equity holders of A&M or any of its affiliates (as well as any engagements they participate in for other A&M clients (including interim management roles)) shall not be a violation of the Conflict of Interest section of the Code of Ethics unless such Engagement Personnel are directly involved on behalf of A&M in representing interests adverse to the Company.

(e)	In connection with the services to be provided hereunder, from time to time A&M may utilize the services of employees of its affiliates, and subsidiaries and independent contractors as Engagement Personnel; provided, however, that prior to utilizing independent contractors, A&M shall provide the Company with notice and ten (10) business days to object to the use of such independent contractors. Such affiliates and subsidiaries are wholly owned by A&M’s parent company and employees.

2.	Information Provided by Company and Forward Looking Statements.

The Company shall use all reasonable efforts to: (i) provide the Engagement Personnel with access to management and other representatives of the Company; and (ii) to furnish all data, material, and other information concerning the business, assets, liabilities, operations, cash flows, properties, financial condition and prospects of the Company that Engagement Personnel reasonably request in connection with the services to be provided to the Company. The Engagement Personnel shall rely, without further independent verification, on the accuracy and completeness of all publicly available information and information that is furnished by or on behalf of the Company and otherwise reviewed by Engagement Personnel in connection with the services performed for the Company. The Company acknowledges and agrees that the Engagement Personnel are not responsible for the accuracy or completeness of such information and shall not be responsible for any inaccuracies or omissions therein, provided that if A&M or any of the Engagement Personnel become aware of material inaccuracies or errors in any such information they shall promptly notify the Board and the Committee of such errors, inaccuracies or concerns. A&M and Engagement Personnel are under no obligation to update data submitted to them or to review any other areas unless specifically requested by the Board to do so.

You understand that the services to be rendered by the Engagement Personnel may include the preparation of projections and other forward-looking statements, and numerous factors can affect the actual results of the Company’s operations, which may materially and adversely differ from those projections. In addition, Engagement Personnel will be relying in good faith on information provided by the Company in the preparation of those projections and other forward-looking statements.

3.	Limitation of Duties.

Neither A&M, nor the Engagement Personnel make any representations or guarantees that, inter alia, (i) an appropriate restructuring proposal or strategic alternative can be formulated for the Company, (ii) any restructuring proposal or strategic alternative presented to the Company’s management or the Board will be more successful than all other possible restructuring proposals or strategic alternatives, (iii) restructuring is the best course of action for the Company, or (iv) if formulated, that any proposed restructuring plan or strategic alternative will be accepted by any of the Company’s creditors, shareholders and other constituents. Further, neither A&M, nor the Engagement Personnel, assume any responsibility for the Company’s decision to pursue, or not pursue any business strategy, or to effect, or not to effect any transaction. The Engagement Personnel shall be responsible for implementation only of the restructuring proposal or alternative approved by the Board and only to the extent and in the manner authorized and directed by the Board.

4.	Compensation.

(a)	A&M will be paid by the Company for the services of the CRO at a monthly billing rate of $130,000, payable in advance. Any partial months will be prorated based upon the number of days in the month. Additional Personnel will be billed based on their customary hourly billing rate based on the position held by such Additional Personnel at A&M consistent with following hourly rates:

Managing Directors	$675-875
Directors	$475-675
Analysts/Associates	$275-475

Such rates shall be subject to adjustment annually at such time as A&M adjusts its rates generally.

(b)	In addition, A&M will be reimbursed for its reasonable out-of-pocket expenses incurred in connection with this assignment, such as travel, lodging, duplicating, messenger and telephone charges. All fees and expenses will be billed and payable on a monthly basis.

(c)	The Company provided a $500,000 retainer to A&M under the Consulting Agreement (the “Prior Retainer”). The Company agrees that, notwithstanding the terms of the Consulting Agreement, A&M may hold the Prior Retainer under this Agreement. Any unapplied amounts of the Prior Retainer shall be credited against any amounts due at the termination of this engagement and returned upon the satisfaction of all obligations hereunder.

(d)	In addition to the hourly and monthly compensation, provided that A&M and/or the Engagement Personnel are still providing services to the Company or as may be otherwise provided for pursuant to Section 5(c), A&M will be entitled to incentive compensation in the amount not to exceed $1,750,000 (the “Completion Fee”), which shall be payable upon the earlier of a) the consummation of a Chapter 11 plan of reorganization and b) the sale, transfer or other disposition of all or a substantial portion of the Company’s assets or equity in one or more transactions; provided, however, that in any application for compensation submitted by A&M to the bankruptcy court whereby A&M seeks approval and payment of the Completion Fee, A&M shall ask the Company for, and include a statement within such application regarding whether the Company believes a payment of the Completion Fee is or is not appropriate given the timeframe and outcome of the Engagement. Notwithstanding the foregoing, no Completion Fee shall be payable in the event that either the CRO or any Additional Personnel has been terminated for Cause.

5.	Termination.

(a)	This Agreement will apply from the date hereof and may be terminated with immediate effect by either party without cause by written notice to the other party; provided, however, that if such notice is provided by A&M, such notice shall not become effective until the earlier of (a) thirty days after the date of such notice, and (b) such date that the Company notifies A&M that it no longer requires A&M’s services.

(b)	On termination of the Agreement, any undisputed fees and expenses due to A&M shall be remitted promptly (including fees and expenses that accrued prior to but are duly invoiced subsequent to such termination).

(c)	If the Company terminates this Agreement without “Cause” or if A&M terminates this Agreement for “Good Reason”, A&M shall also be entitled to receive the Completion Fee upon the occurrence of the event specified in Section 4(d) if such event occurs within 6 months of the termination. “Cause” shall mean gross negligence, bad faith, willful default or fraud. “Good Reason” shall mean the Company’s misrepresentation of or failure to disclose material facts, failure to pay fees or expenses when due (or circumstances indicating to A&M that fees or expenses will not be paid when due), or circumstances such that it is unethical or unreasonably difficult for A&M to continue performance of the engagement.

(d)	The provisions of this Agreement that give the parties rights or obligations beyond its termination shall survive and continue to bind the parties.

6.	No Audit.

Company acknowledges and agrees that A&M and Engagement Personnel are not being requested to perform an audit, review or compilation, or any other type of financial statement reporting engagement that is subject to the rules of the AICPA, SEC or other state or national professional or regulatory body.

7.	No Third Party Beneficiary.

The Company acknowledges that all advice (written or oral) provided by A&M and the Engagement Personnel to the Company in connection with this engagement is intended solely for the benefit and use of the Company (limited to its Board, the Committee, and management) in considering the matters to which this engagement relates. The Company agrees that no such advice shall be used for any other purpose or reproduced, disseminated, quoted or referred to at any time in any manner or for any purpose other than accomplishing the tasks referred to herein without A&M’s prior approval (which shall not be unreasonably withheld), except as required by law, regulation (including stock exchange rules) or legal or administrative process.

8.	Conflicts.

A&M is not currently aware of any relationship that has created or would create a conflict of interest with the Company or those parties-in-interest of which you have made us aware, but we note that A&M served as financial advisors to the agent of the First Lien Term Lenders in the Company’s prior Chapter 11 proceedings, which role was terminated in connection with the Company’s emergence from Chapter 11 in 2004. Because A&M and its affiliates and subsidiaries comprise a consulting firm (the “Firm”) that serves clients on a global basis in numerous cases, both in and out of court, it is possible that the Firm may have rendered or will render services to or have business associations with other entities or individuals which had or have or may have relationships with the Company, including creditors of the Company. The Firm will not be restricted by virtue of providing the services under this Agreement from providing services to other entities or individuals, including entities or individuals whose interests may be in competition or conflict with the Company’s, provided the Firm makes appropriate arrangements to ensure that the confidentiality of information is maintained and provided that A&M will not represent the interests of any such entities or individuals directly in connection with the matters in which the Engagement Personnel are serving the Company.

9.	Confidentiality/Non-Solicitation.

A&M and the Engagement Personnel shall keep as confidential all non-public information received from the Company in conjunction with this Agreement, except: (i) as requested by the Company or its legal personnel; (ii) as required by legal proceedings; or (iii) as reasonably required in the performance of this Agreement. All obligations as to non-disclosure shall cease as to any part of such information to the extent that such information is or becomes public other than as a result of a breach of this provision. The Company, on behalf of itself and its subsidiaries, affiliates and any person that may acquire all or substantially all of its assets, agrees that, until two (2) years subsequent to the termination of this engagement, it will not solicit, recruit, hire or otherwise engage for services any employee of A&M or any of its affiliates who worked with the Company’s employees or representatives on this engagement while employed by A&M or its affiliates (“Solicited Person”). Should the Company or any of its subsidiaries or affiliates or any person who acquires all or substantially all of its assets extend an offer of employment to or otherwise engage any Solicited Person and should such offer be accepted, A&M shall be entitled to a fee from the party extending such offer equal to the Solicited Person’s hourly client billing rate at the time of the offer multiplied by 4,000 hours for a Managing Director, 3,000 hours for a Senior Director and 2,000 hours for any other A&M employee. The Company acknowledges and agrees that this fee fairly represents the loss that A&M will suffer if the Company breaches this provision. The fee shall be payable at the time of the Solicited Person’s acceptance of employment or engagement.

Further, without the Company’s prior written consent, none of A&M’s directors, officers or employees who have worked with the Company on this engagement will, for a period of two (2) years subsequent to the termination of this engagement, directly or indirectly solicit, recruit, hire or otherwise engage for services any employee of the Company or any of its affiliates who have worked with A&M’s employees or representatives on this engagement while employed by the Company (a) for employment by A&M or by any of its affiliates or (b) to provide consulting or other services to or on behalf of A&M or any of its affiliates; provided, that, for the avoidance of doubt, the foregoing shall not prohibit the solicitation or employment by A&M or its affiliates of any employee of the Company not solicited by A&M’s directors, officers or employees who have worked with the Company on this engagement.

10.	Indemnification/Limitations on Liability.

The Company shall indemnify the CRO and such other Engagement Personnel, if any, acting as officers (the “Indemnified Professionals”) to the same extent as the most favorable indemnification it extends to its officers or directors, whether under the Company’s bylaws, its certificate of incorporation, by contract or otherwise, and no reduction or termination in any of the benefits provided under any such indemnities shall affect the benefits provided to the Indemnified Professionals. The Indemnified Professionals shall be covered as officers under the Company’s existing director and officer liability insurance policy. As a condition of A&M accepting this engagement, an endorsement to such director and officer liability policy evidencing such coverage shall be furnished to A&M prior to the effective date of this Agreement. The Company shall give thirty (30) days’ prior written notice to A&M of cancellation, non-renewal, or material adverse change in coverage, scope, or amount of such director and officer liability policy. The provisions of this section are in the nature of contractual obligations and no change in applicable law or the Company’s charter, bylaws or other organizational documents or policies shall affect the Indemnified Professionals’ rights hereunder. The attached indemnity and limitation on liability provisions are incorporated herein and the termination of this agreement or the engagement shall not affect those provisions, which shall remain in full force and effect.

11.	Chapter 11 Proceedings.

If the Company files for relief under chapter 11 of title 11 of the United States Code, the Company will promptly apply to the applicable bankruptcy court (the “Bankruptcy Court”) for approval of A&M’s retention nunc pro tunc to the date of filing.

12.	Miscellaneous.

This Agreement (together with the attached indemnity provisions), including, without limitation, the construction and interpretation of thereof and all claims, controversies and disputes arising under or relating thereto, shall be governed and construed in accordance with the laws of the State of New York, without regard to principles of conflict of law that would defer to the laws of another jurisdiction. The Company and A&M agree to waive trial by jury in any action, proceeding or counterclaim brought by or on behalf of the parties hereto with respect to any matter relating to or arising out of the engagement or the performance or non-performance of A&M hereunder. The Company and A&M agree, to the extent permitted by applicable law, that any Federal Court sitting within the Southern District of New York shall have exclusive jurisdiction over any litigation arising out of this Agreement; to submit to the personal jurisdiction of the Courts of the United States District Court for the Southern District of New York; and to waive any and all personal rights under the law of any jurisdiction to object on any basis (including, without limitation, inconvenience of forum) to jurisdiction or venue within the State of New York for any litigation arising in connection with this Agreement.

This Agreement shall be binding upon A&M and the Company, their respective heirs, successors, and assignees, and any heir, successor, or assignee of a substantial portion of A&M’s or the Company’s respective businesses and/or assets, including any Chapter 11 Trustee. This Agreement incorporates the entire understanding of the parties with respect to the subject matter hereof and supersedes all prior written or oral agreements and understandings with respect thereto; including, without limitation, the Consulting Agreement, and may not be amended or modified except in writing executed by the Company and A&M; provided, however, that the Confidentiality Agreement shall not be superseded by this Agreement. Notwithstanding anything herein to the contrary, A&M may, with the Company’s prior written consent, reference or list the Company’s name and/or a general description of the services in A&M’s marketing materials, including, without limitation, on A&M’s website.

If the foregoing is acceptable to you, kindly sign the enclosed copy to acknowledge your agreement with its terms.

Very truly yours,

Alvarez & Marsal North America, LLC

Accepted and agreed:	By:	/s/ Robert M. Caruso Managing Director
Exide Technologies
By: /s/ Jack Reilly Chairman of the Board of Directors

INDEMNIFICATION AND LIMITATION ON LIABILITY AGREEMENT

This indemnification and limitation on liability agreement is made part of an agreement, dated June 9, 2013 (which together with any renewals, modifications or extensions thereof, is herein referred to as the “Agreement”) by and between Alvarez & Marsal North America, LLC (“A&M”) and Exide Technologies (the “Company”), for services to be rendered to the Company by A&M.

A. The Company agrees to indemnify and hold harmless each of A&M, its affiliates and their respective shareholders, members, managers, employees, agents, representatives and subcontractors (each, an “Indemnified Party” and collectively, the “Indemnified Parties”) against any and all losses, claims, damages, liabilities, penalties, obligations and expenses, including the costs for counsel or others (including employees of A&M, based on their then current hourly billing rates) reasonably incurred as a result of and in the course of investigating, preparing or defending any action or claim in connection with litigation in which any Indemnified Party is a party or as to which a claim against an Indemnified Party has been asserted in writing, or enforcing the Agreement (including these indemnity provisions), as and when incurred, caused by, relating to, based upon or arising out of (directly or indirectly) the Indemnified Parties’ acceptance of or the performance or nonperformance of their obligations under the Agreement; provided, however, such indemnity shall not apply to (i) any such loss, claim, damage, liability or expense to the extent it is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) to have resulted primarily and directly from such Indemnified Party’s breach of the confidentiality obligations contained in this Agreement, gross negligence or willful misconduct and (ii) any claim by the Company against A&M as to A&M’s breach of A&M’s express obligations under this Agreement. The Company also agrees that (a) no Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to the Company for or in connection with the engagement of A&M, except to the extent that any such liability for losses, claims, damages, liabilities or expenses are found in a final judgment by a court of competent jurisdiction (not subject to further appeal) to have resulted primarily and directly from such Indemnified Party’s gross negligence or willful misconduct and (b) in no event will any Indemnified Party have any liability to the Company for special, consequential, incidental or exemplary damages or loss (nor any lost profits, savings or business opportunity). The Company further agrees that it will not, without the prior consent of an Indemnified Party, settle or compromise or consent to the entry of any judgment in any pending or threatened claim, action, suit or proceeding in respect of which such Indemnified Party seeks indemnification hereunder (whether or not such Indemnified Party is an actual party to such claim, action, suit or proceedings) unless such settlement, compromise or consent includes an unconditional release of such Indemnified Party from all liabilities arising out of such claim, action, suit or proceeding.

B. These indemnification provisions shall be in addition to any liability which the Company may otherwise have to the Indemnified Parties. In the event that, at any time whether before or after termination of the engagement or the Agreement, as a result of or in connection with the Agreement or A&M’s and its personnel’s role under the Agreement, A&M or any Indemnified Party is required to produce any of its personnel (including former employees) for examination, deposition or other written, recorded or oral presentation, or A&M or any of its personnel (including former employees) or any other Indemnified Party is required to produce or otherwise review, compile, submit, duplicate, search for, organize or report on any material within such Indemnified Party’s possession or control pursuant to a subpoena or other legal (including administrative) process, the Company will reimburse the Indemnified Party for its out of pocket expenses, including the reasonable fees and expenses of its counsel, and will compensate the Indemnified Party for the time expended by its personnel based on such personnel’s then current hourly rate.

C. If any action, proceeding or investigation is commenced to which any Indemnified Party proposes to demand indemnification hereunder, such Indemnified Party will notify the Company with reasonable promptness; provided, however, that any failure by such Indemnified Party to notify the Company will not relieve the Company from its obligations hereunder, except to the extent that such failure shall have actually prejudiced the defense of such action. The Company shall promptly pay expenses reasonably incurred by any Indemnified Party in defending, participating in, or settling any action, proceeding or investigation in which such Indemnified Party is a party or is threatened to be made a party or otherwise is participating in by reason of the engagement under the Agreement, upon submission of invoices therefor, whether in advance of the final disposition of such action, proceeding, or investigation or otherwise. Each Indemnified Party hereby undertakes, and the Company hereby accepts its undertaking, to repay any and all such amounts so advanced if it shall ultimately be determined that such Indemnified Party is not entitled to be indemnified therefor. If any such action, proceeding or investigation in which an Indemnified Party is a party is also against the Company, the Company may, in lieu of advancing the expenses of separate counsel for such Indemnified Party, provide such Indemnified Party with legal representation by the same counsel who represents the Company, provided such counsel is reasonably satisfactory to such Indemnified Party, at no cost to such Indemnified Party; provided, however, that if such counsel or counsel to the Indemnified Party shall determine that due to the existence of actual or potential conflicts of interest between such Indemnified Party and the Company such counsel is unable to represent both the Indemnified Party and the Company, then the Indemnified Party shall be entitled to use separate counsel of its own choice, and the Company shall promptly advance its reasonable expenses of such separate counsel upon submission of invoices therefor. Nothing herein shall prevent an Indemnified Party from using separate counsel of its own choice at its own expense. The Company will be liable for any settlement of any claim against an Indemnified Party made with the Company’s written consent, which consent shall not be unreasonably withheld.

D. In order to provide for just and equitable contribution if a claim for indemnification pursuant to these indemnification provisions is made but it is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) that such indemnification may not be enforced in such case, even though the express provisions hereof provide for indemnification, then the relative fault of the Company, on the one hand, and the Indemnified Parties, on the other hand, in connection with the statements, acts or omissions which resulted in the losses, claims, damages, liabilities and costs giving rise to the indemnification claim and other relevant equitable considerations shall be considered; and further provided that in no event will the Indemnified Parties’ aggregate contribution for all losses, claims, damages, liabilities and expenses with respect to which contribution is available hereunder exceed the amount of fees actually received by the Indemnified Parties pursuant to the Agreement. No person found liable for a fraudulent misrepresentation shall be entitled to contribution hereunder from any person who is not also found liable for such fraudulent misrepresentation.

E. In the event the Company and A&M seek judicial approval for the assumption of the Agreement or authorization to enter into a new engagement agreement pursuant to either of which A&M would continue to be engaged by the Company, the Company shall promptly pay expenses reasonably incurred by the Indemnified Parties, including attorneys’ fees and expenses, in connection with any motion, action or claim made either in support of or in opposition to any such retention or authorization, whether in advance of or following any judicial disposition of such motion, action or claim, promptly upon submission of invoices therefor and regardless of whether such retention or authorization is approved by any court. The Company will also promptly pay the Indemnified Parties for any expenses reasonably incurred by them, including attorneys’ fees and expenses, in seeking payment of all amounts owed it under the Agreement (or any new engagement agreement) whether through submission of a fee application or in any other manner, without offset, recoupment or counterclaim, whether as a secured claim, an administrative expense claim, an unsecured claim, a prepetition claim or a postpetition claim.

F. Neither termination of the Agreement nor termination of A&M’s engagement nor the filing of a petition under Chapter 7 or 11 of the United States Bankruptcy Code (nor the conversion of an existing case to one under a different chapter) shall affect these indemnification provisions, which shall hereafter remain operative and in full force and effect.

G. The rights provided herein shall not be deemed exclusive of any other rights to which the Indemnified Parties may be entitled under the certificate of incorporation or bylaws of the Company, any other agreements, any vote of stockholders or disinterested directors of the Company, any applicable law or otherwise.

EXIDE TECHNOLOGIES By:	ALVAREZ & MARSAL NORTH AMERICA, LLC By: